UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to § 240.14a-12

TBS INTERNATIONAL LIMITED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TBS INTERNATIONAL LIMITED Commerce Building, Chancery Lane, Hamilton HM 12, Bermuda

May 5, 2009

Dear Shareholder:

     You are cordially invited to attend the 2009 Annual General Meeting of Shareholders of TBS International Limited (“TBS”) to be held at 10:00 a.m., Eastern Time, on Monday, June 22, 2009, at the law offices of Bleakley Platt & Schmidt, LLP, One North Lexington Avenue, White Plains, New York 10601.

     At this year’s Annual General Meeting, shareholders will be asked to: elect eight directors to serve on the Company’s Board of Directors until the next Annual General Meeting of Shareholders or until their successors are elected or appointed or their office is otherwise vacated; to reappoint PricewaterhouseCoopers LLP as TBS’s independent registered public accounting firm to serve until the next Annual General Meeting of Shareholders and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s fees; and to act upon such other business that may properly come before the 2009 Annual General Meeting. During the Annual General Meeting, we will provide a report on TBS’s business operations and lay the financial statements of TBS before the shareholders. There also will be time for questions.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of TBS. We hope you will be able to attend the 2009 Annual General Meeting. Whether or not you expect to attend the Annual General Meeting, and regardless of the number of shares you own, it is important to us and to our business that your shares are represented and voted at the Annual General Meeting. Therefore, we encourage you to sign, date, and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the Annual General Meeting.

Sincerely,

JOSEPH E. ROYCE Chairman of the Board of Directors

TBS INTERNATIONAL LIMITED

Commerce Building,
Chancery Lane,
Hamilton HM 12, Bermuda
____________________

NOTICE OF 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held on June 22, 2009
____________________

     The 2009 Annual General Meeting of Shareholders of TBS International Limited, a Bermuda exempted company, will be held at the law offices of Bleakley Platt & Schmidt, LLP, One North Lexington Avenue, White Plains, New York 10601, on Monday, June 22, 2009, at 10:00 a.m., Eastern Time. The Annual General Meeting will be held to consider and act upon the following matters:

1.	To elect the eight directors named in the proxy statement to serve on our Board of Directors until the next Annual General Meeting of Shareholders or until their successors are elected or appointed or their office is otherwise vacated;

2.	To reappoint PricewaterhouseCoopers LLP as our independent registered public accounting firm until the next Annual General Meeting of Shareholders and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s fees; and

3.	To act upon such other business as may properly come before the Annual General Meeting.

     The shareholders of record at the close of business on April 28, 2009, will be entitled to vote at the Annual General Meeting and at any adjournment or postponement thereof. Whether or not you expect to attend the Annual General Meeting in person, we encourage you to sign, date, and return the enclosed proxy card in the return envelope provided, which requires no additional postage if mailed in the United States, so that your shares will be represented and voted at the Annual General Meeting.

/s/ J. E. FARIES
J. E. FARIES
Corporate Secretary
Hamilton, Bermuda
May 5, 2009

TBS INTERNATIONAL LIMITED

2008 Annual General Meeting of Shareholders
Table of Contents

PROXY STATEMENT	1
Questions and Answers about the Meeting and Voting	1
Corporate Governance	4
Corporate Governance Guidelines	4
Director Independence	5
Shareholder Communications With The Board	5
2008 Meetings of the Board of Directors; Attendance at Annual General Meetings	5
Board Structure and Membership of Committees	5
Audit Committee	6
Compensation Committee	6
Nominating and Corporate Governance Committee	7
Executive Sessions and Lead Independent Director	8
Compensation Committee Interlocks and Insider Participation	8
Director Compensation	8
Proposals To Be Voted On	10
Proposal One - Election of Directors	10
Director Nominee Information	10
Proposal Two - Reappointment and Compensation of Independent
Registered Public Accounting Firm	12
Audit Committee Report	12
Auditor Fees	13
Executive Compensation	14
Compensation Discussion and Analysis	14
Report of the Compensation Committee	18
Summary Compensation Table	19
Grants of Plan-Based Awards in Fiscal 2008	20
Outstanding Equity Awards at 2008 Fiscal Year-End	20
Shares Vested in Fiscal Year 2008	21
Potential Payments Upon Termination or Change in Control	21
Share Ownership	23
Security Ownership of Directors, Director Nominees and Management	23
Security Ownership of Certain Other Beneficial Owners	24
Section 16(a) Beneficial Ownership Reporting Compliance	25
Certain Relationships and Related Transactions	25
Related Person Transactions	25
Policy on Transactions and Arrangements with Related Persons	26
Other Matters	27
Availability of Annual Report on Form 10-K to Shareholders	27
Shareholder Proposals for 2010 Annual General Meeting of Shareholders	27

TBS INTERNATIONAL LIMITED

Commerce Building,
Chancery Lane,
Hamilton HM 12, Bermuda

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MONDAY, JUNE 22, 2009

TBS International Limited’s Notice of Annual General Meeting, Proxy Statement, Annual Report and
other proxy materials are available at www.proxyvote.com.
____________________

PROXY STATEMENT
FOR 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS
____________________

     This Proxy Statement summarizes the information you need to know to vote at the 2009 Annual General Meeting of Shareholders of TBS International Limited (the “Meeting”) to be held at 10:00 a.m., Eastern Time, on Monday, June 22, 2009, at the law offices of Bleakley Platt & Schmidt, LLP, One North Lexington Avenue, White Plains, New York 10601. This Proxy Statement and form of proxy are first being mailed to shareholders on or about May 5, 2009.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	Why did I receive this Proxy Statement?

A:	Because you are a shareholder of TBS International Limited (“TBS,” “Company,” “we,” “us” or “our”) as of the record date and are entitled to vote at the Meeting, the Board of Directors of TBS is soliciting your proxy to vote at the Meeting.

Q:	What am I voting on?

A:	You are voting on two items:

	1.	The election of eight directors to serve until the next Annual General Meeting of Shareholders or until their successors are elected or appointed or their office is otherwise vacated. The nominees for election are:

Joseph E. Royce Gregg L. McNelis James W. Bayley John P. Cahill Randee E. Day William P. Harrington Peter S. Shaerf Alexander Smigelski

	2.	The reappointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm until the next Annual General Meeting of Shareholders and authorization of the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s fees.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends the following votes:

	1.	FOR electing each of the director nominees to serve on the Company’s Board of Directors until the next Annual General Meeting of Shareholders or until their successors are elected or appointed or their office is otherwise vacated.

	2.	FOR reappointing PricewaterhouseCoopers LLP as our independent registered public accounting firm until the next Annual General Meeting of Shareholders and authorizing the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s fees.

Q:	Will any other matters be voted on?

A:	We do not know of any other matters that will be brought before the shareholders for a vote at the Meeting. If any other matter is properly brought before the Meeting, the enclosed proxy gives authority to Joseph E. Royce and Gregg L. McNelis to vote on such matters in their discretion.

Q:	Who is entitled to vote?

A:	Shareholders of record as of the close of business on the record date, April 28, 2009, are entitled to vote at the Meeting. The holders of Class A common shares are entitled to one vote for each Class A common share while holders of Class B common shares are entitled to one-half of a vote for each Class B common share.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Many shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares registered directly in your name with TBS’s transfer agent, American Stock Transfer and Trust Company, and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with TBS’s transfer agent, you are considered with respect to those shares the shareholder of record, and these proxy materials are being sent directly to you by TBS.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, which is considered with respect to those shares the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote. Your broker or nominee has enclosed a voting instruction form for you to use in this regard.

Q:	How do I vote?

A:	If you are a shareholder of record, there are two ways to vote:

by completing and mailing your proxy card; or by written ballot at the Meeting.

If the enclosed proxy is properly executed and returned in time for the Meeting, the shares represented thereby will be voted in accordance with the instructions given on each matter introduced for a vote at the Meeting. If you return your signed proxy card in time for the Meeting but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR Proposals One and Two. Proxies will extend to and be voted at any adjournment or postponement of the Meeting.

If you beneficially own your shares, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction form to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet to your broker or nominee. If you provide specific voting instructions by mail, telephone or the Internet, your shares should be voted by your broker or nominee as you have directed.

2009 Proxy Statement	2

Q:	Who will count the vote?

A:	Representatives of American Stock Transfer and Trust Company will count the vote and serve as the inspector of election.

Q:	What is the quorum requirement of the Meeting?

A:	Two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares determined on April 28, 2009, constitute a quorum for voting on items at the Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes (as defined below) will be counted in determining the presence of a quorum. On the record date of April 28, 2009, there were outstanding and entitled to vote 17,519,496 Class A common shares and 12,390,461 Class B common shares.

Q:	What vote is required to approve each proposal?

A:	Each of Proposals One and Two requires the affirmative vote of a majority of the votes cast by holders of Class A and Class B common shares, present in person or represented by proxy. Abstentions and broker non-votes (as defined below) will not be counted as voting on Proposals One and Two and therefore will not affect the outcome of these Proposals.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from beneficial owners at least ten days before the Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine.” On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-votes.”

Q:	What does it mean if I get more than one proxy card?

A:	It means your shares are in more than one account. You should vote the shares on all of your proxy cards.

Q:	I receive multiple copies of the annual report, proxy statement and other mailings because more than one person in my household is a shareholder. How can I change the number of copies of these mailings that are sent to my household?

A:	If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee. Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can. If you have eliminated duplicate mailings but for any reason would like to resume them, you must contact your broker, bank or other nominee. If you are a shareholder of record and you wish to eliminate this duplication of mailing, contact the American Stock Transfer and Trust Company, by phone (toll-free) at 1-866-668-6550 or by mail to American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, attention: Shareholder Correspondence.

Q:	Multiple shareholders live in my household, and together we received only one copy of this year’s annual report and proxy statement. How can I obtain my own separate copy of those documents for the Meeting?

A:	You may pick up copies in person at the Meeting or download them free of charge from www.proxyvote.com or our website, www.tbsship.com (click on “Investor Relations”). If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank or other nominee. If you want copies mailed and you are a shareholder of record, we will mail them promptly and free of charge if you request them from our transfer agent, American Stock Transfer and Trust Company, by phone (toll-free) at 1-866-668-6550 or by mail to American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, attention: Shareholder Correspondence. Copies will be mailed promptly, but we cannot guarantee that you will receive mailed copies before the Meeting.

3	2009 Proxy Statement

Q:	Can I change my vote?

A:	Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Meeting by:

returning a later-dated proxy card; sending written notice of revocation to the Corporate Secretary; or completing a written ballot at the Meeting.

If you are a beneficial owner, you may submit new voting instructions by contacting your broker, bank or nominee who holds your shares and following such nominee’s instructions.

Q:	Who may attend the Meeting?

A:	All TBS shareholders as of the close of business on the record date of April 28, 2009, may attend.

Q:	What do I need to do to attend the Meeting?

A:	All shareholders will need to have picture identification to be admitted to the Meeting. If you beneficially own shares, you also will be asked to show some evidence of your ownership (for example, a brokerage statement) to be admitted to the Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Meeting unless you bring with you a legal proxy from your broker.

Q:	Where can I find the voting results of the Meeting?

A:	We plan to announce preliminary voting results at the Meeting and publish final results in our Quarterly Report on Securities and Exchange Commission (“SEC”) Form 10-Q for the second quarter of 2009.

Q:	Who pays for this proxy solicitation?

A:	We will pay the cost of solicitation of proxies. The Board of Directors may use the services of TBS’s directors, officers and other regular employees, acting without special compensation, to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and we will reimburse them for the reasonable expenses incurred by them in so doing.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

     In November 2008, the Board of Directors adopted Corporate Governance Guidelines, which meet or exceed The NASDAQ Stock Market LLC (“NASDAQ”) listing standards. The Corporate Governance Guidelines serve as a framework for the governance of the Company and provide that the Board oversees the management of the Company and its business. The full text of the Corporate Governance Guidelines can be found on the Company’s website at www.tbsship.com (click on “Investor Relations” then “Governance”). A copy also may be obtained upon request to the Corporate Secretary at TBS International Limited, Commerce Building, Chancery Lane, Hamilton HM 12, Bermuda.

     In addition, corporate governance matters relating to the Company, as outlined in the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees, our Bye-Laws and our Code of Business Conduct and Ethics, are available on our website at www.tbsship.com (click on “Investor Relations” then “Governance”). The charters of all our Board committees, our Bye-Laws and our Code of Business Conduct and Ethics also are available in print free of charge to any shareholder who requests them by contacting our Corporate Secretary at TBS International Limited, Commerce Building, Chancery Lane, Hamilton HM 12, Bermuda.

2009 Proxy Statement	4

DIRECTOR INDEPENDENCE

     The NASDAQ listing standards require that a majority of the members of our Board qualify as “independent,” as determined by the Board of Directors. As described in the Corporate Governance Guidelines, the Board of Directors makes an affirmative determination regarding the independence of each director annually. On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with any company in which the director or executive officer, or any members of his or her immediate family, have a direct or indirect material interest. The Board (upon the recommendation of the Nominating and Corporate Governance Committee) determined that the following nominees for director are independent directors within the meaning of the applicable NASDAQ listing standards: John P. Cahill, Randee E. Day, William P. Harrington, Peter S. Shaerf and Alexander Smigelski. Joseph E. Royce, Chairman of the Board of Directors, Chief Executive Officer and President, Gregg L. McNelis, Senior Executive Vice President and Chief Operating Officer, and James W. Bayley, Vice President, are not “independent” within the meaning of the applicable NASDAQ listing standards because they are TBS employees.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

     TBS shareholders may communicate with the Board of Directors, any committee of the Board or any individual director by delivering such communications either in writing addressed c/o Corporate Secretary at TBS International Limited, Commerce Building, Chancery Lane, Hamilton HM 12, Bermuda or by e-mail to ContactTheBoard@tbsship.com. Communications should not exceed 1000 words in length.

     All communications must be accompanied by the following information:

  if the person submitting the communication is a shareholder, a statement of the type and amount of Company securities that the person holds;

  any special interest, meaning an interest not in the capacity as a shareholder of TBS, of the person in the subject matter of the communication; and

  the address, telephone number and e-mail address, if any, of the person submitting the communication.

     Communications addressed to directors may, at the direction of the directors, be shared with Company management.

2008 MEETINGS OF THE BOARD OF DIRECTORS; ATTENDANCE AT ANNUAL GENERAL MEETINGS

     During 2008, the Board of Directors held six meetings, and each director attended at least 75% of the aggregate of the total meetings of the Board and the committees of the Board on which the director served that were held during his or her term of office. The Board has a policy of encouraging, but not requiring, directors to attend Annual General Meetings of Shareholders. Six members of the Board attended the 2008 Annual General Meeting of Shareholders.

BOARD STRUCTURE AND MEMBERSHIP OF COMMITTEES

     Our Bye-Laws provide that our Board shall consist of no fewer than five nor more than 11 directors. We currently have set the size of the Board at eight directors, consisting of Joseph E. Royce, Chairman, Gregg L. McNelis, James W. Bayley, John P. Cahill, Randee E. Day, William P. Harrington, Peter S. Shaerf and Alexander Smigelski. The following table outlines the committees of the Board of Directors and their membership as of the date of this Proxy Statement:

Nominating and
	Audit	Compensation	Corporate Governance
Director Name	Committee	Committee	Committee
John P. Cahill	X	X	X
Randee E. Day	Chairperson		X
William P. Harrington	X	X	Chairperson
Peter S. Shaerf		Chairperson	X
Alexander Smigelski	X	X	X

5	2009 Proxy Statement

AUDIT COMMITTEE

     The Audit Committee is comprised of Ms. Randee E. Day (Chairperson), Mr. John P. Cahill, Mr. William P. Harrington and Mr. Alexander Smigelski. The Audit Committee held five meetings during the fiscal year ended December 31, 2008. Ms. Day was appointed as the Audit Committee Chairperson in March 2001, Mr. Harrington became a member of the Committee in April 2006, and Messrs. Cahill and Smigelski joined the Audit Committee in January 2008. Ms. Day and Messrs. Harrington, Cahill and Smigelski are each “independent” as independence for audit committee members is defined under the NASDAQ listing standards and SEC rules. The Board has determined that Ms. Day is an “audit committee financial expert” as defined in applicable SEC rules. Ms. Day has over 30 years of banking experience as a loan officer who reviewed or supervised the review of borrowers’ financial statements and has a thorough understanding of U.S. generally accepted accounting principles.

     The Audit Committee oversees, on behalf of the Board, TBS’s corporate accounting, financial reporting process and systems of internal accounting and financial controls. Among other things, the Audit Committee is responsible for:

  appointing, retaining and compensating, evaluating, overseeing, and terminating (when appropriate) the Company’s independent registered public accounting firm (subject to shareholder approval), which reports directly to the Committee;

  reviewing and pre-approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm, and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the independent registered public accounting firm;

  at least annually, reviewing the qualifications, independence and performance of the independent registered public accounting firm, and discussing with the independent registered public accounting firm its independence;

  upon completion of the annual audit, reviewing with the independent registered public accounting firm the scope of the audit, any audit problems or difficulties encountered and management’s response;

  meeting to review and discuss with management and the independent registered public accounting firm the annual audited financial statements and the unaudited quarterly financial statements;

  reviewing the adequacy and effectiveness of the Company’s internal auditing procedures, internal control over financial reporting and any programs instituted to correct deficiencies, as well as the Company’s disclosure controls and procedures;

  overseeing the Company’s compliance systems with respect to legal and regulatory requirements and reviewing the Company’s codes of conduct and programs to monitor compliance with such codes; and

  establishing procedures for handling complaints regarding accounting, internal accounting controls and auditing matters.

     Additional information on the Audit Committee’s functions is included in the Audit Committee Report below.

COMPENSATION COMMITTEE

     The Compensation Committee is comprised of Mr. Peter S. Shaerf (Chairperson), Mr. John P. Cahill, Mr. William P. Harrington and Mr. Alexander Smigelski. The Compensation Committee held three meetings during the fiscal year ended December 31, 2008. Mr. Shaerf was appointed as the Compensation Committee Chairperson in April 2005, Mr. Harrington became a member of the Compensation Committee in June 2005, and Messrs. Cahill and Smigelski joined the Compensation Committee in January 2008. Messrs. Shaerf, Harrington, Cahill and Smigelski are each “independent” under the applicable NASDAQ listing standards. The Compensation Committee is responsible for:

  overseeing the Company’s overall compensation structure, policies and programs;

  reviewing and approving the compensation of our executive officers;
2009 Proxy Statement	6

  reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

  reviewing and approving, at inception and on no less than an annual basis, any transaction with an affiliated service company, officer or director;

  reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters; and

  such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.

     Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation is included in the Compensation Discussion and Analysis below.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     The Nominating and Corporate Governance Committee is comprised of Mr. William P. Harrington (Chairperson), Mr. John P. Cahill, Ms. Randee E. Day, Mr. Peter S. Shaerf and Mr. Alexander Smigelski. The Nominating and Corporate Governance Committee held five meetings during the fiscal year ended December 31, 2008. Mr. Harrington became a member of the Nominating and Corporate Governance Committee in December 2005 and was appointed Chairperson of the Committee in April 2006. Ms. Day and Mr. Shaerf became members of the Committee in April 2006, and Messrs. Cahill and Smigelski joined the Committee in January 2008. Messrs. Harrington, Shaerf, Cahill and Smigelski and Ms. Day are each “independent” under the applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee is responsible for:

  identifying, recruiting, evaluating and recommending candidates to the Board, including candidates recommended by shareholders and candidates for reelection;

  assessing the contribution and independence of incumbent directors and reviewing directorships in other public companies held by or offered to our directors and executive officers;

  overseeing the evaluation of the Board and management;

  making recommendations regarding the structure, composition and functioning of the Board and its committees; and

  making recommendations regarding corporate governance matters and practices.

     The Nominating and Corporate Governance Committee identifies potential director candidates and compares the skill sets of potential directors with the needs of TBS. The goal of the process is to identify potential director candidates that are qualified and distinguished individuals whose particular skills would benefit TBS. The Nominating and Corporate Governance Committee identifies prospective director candidates in various ways, including through current directors, management, and shareholders as well as any third-party search firms retained by the Company to assist in identifying and evaluating possible candidates. The Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates from other sources. The Nominating and Corporate Governance Committee considers a candidate’s qualifications in the context of the Company’s needs. Some of the qualifications and skills considered important by the Nominating and Corporate Governance Committee are: the ability to represent the interests of a broad range of shareholders; leadership ability; experience that suggests the highest ethical standards and integrity; familiarity with the ocean transport services industry and knowledge of and experience with the markets served by the Company; and experience with public company management, accounting rules and practices and corporate governance best practices.

     Shareholders wishing to submit recommendations for director candidates to the Nominating and Corporate Governance Committee must provide the following information in writing to the attention of the Company’s Corporate Secretary:

  the name, address, and biography of the candidate, and the consent of the candidate to serve if nominated and elected;
7	2009 Proxy Statement

  the name, address, and phone number of the shareholder or group of shareholders making the recommendation; and

  the number of shares beneficially owned by the shareholder or group of shareholders making the recommendation, the length of time held, and to the extent any shareholder is not a registered holder of such securities, proof of such ownership.

EXECUTIVE SESSIONS AND LEAD INDEPENDENT DIRECTOR

     The independent directors are scheduled to meet in executive session at every regularly scheduled Board meeting. In addition, the independent directors have elected Mr. Harrington to serve as the lead independent director. The lead independent director presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and has the authority to call meetings of the independent directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves as a member of the board of directors or on a compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

     In 2008, each non-employee member of our Board received an annual retainer of $40,000, plus annual fees of $10,000 for each director who served on the Audit Committee, $10,000 for each director who served on the Compensation Committee and $10,000 for each director who served on the Nominating and Corporate Governance Committee. The Chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received an additional $15,000, $10,000 and $2,500, respectively. We also issued 2,500 restricted Class A common shares to each non-employee director in April 2008, which vested on the date of the 2008 Annual General Meeting. We reimburse non-employee directors for travel, hotel and all other reasonable expenses incurred in connection with our business or their duties as directors.

     Compensation paid in 2008 to directors who are not Company employees was as follows:

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Director	($)	($) (1)	($)
John P. Cahill	70,000	84,775	154,775
Randee E. Day	75,000	84,775	159,775
William P. Harrington	72,500	84,775	157,275
Peter S. Shaerf	70,000	84,775	154,775
Alexander Smigelski	70,000	84,775	154,775
____________________

(1)	In April 2008, we granted 2,500 restricted Class A common shares to each non-employee director, which vested on the date of the 2008 Annual General Meeting. The value reported for Stock Awards is the aggregate cost recognized in the Company’s financial statements for such awards for the fiscal year, determined in accordance with Financial Accounting Standard (“FAS”) No. 123(R), disregarding adjustments for forfeiture assumptions. The grant date fair value for restricted share awards granted to each non-employee director in 2008 was $84,775. The assumptions for making the valuation determinations are set forth in the footnote titled “Summary of Significant Accounting Policies” under the caption “Stock Based Compensation” to our financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. None of the non-employee directors had outstanding awards at fiscal year-end.

2009 Proxy Statement	8

     In addition, we issued 2,500 restricted Class A common shares to each non-employee director in April 2009, which will vest on the date of the 2009 Annual General Meeting.

     Directors who also are employees of the Company do not receive any additional compensation for their service as directors. See “Executive Compensation” for 2008 annual compensation paid to Messrs. Royce and McNelis, who serve as directors and also are executives of the Company. Mr. Bayley is an employee of the Company but not an executive officer. Mr. Bayley did not receive any compensation in 2008 for his service as a Company employee. As described in “Certain Relationships and Related Transactions – Related Person Transactions” below, Mr. Bayley receives compensation as the owner of Globe Maritime Limited, for which he also serves as Managing Director, which occasionally acts as a broker for chartering and vessel sales and purchases. For the year ended December 31, 2008, we paid Globe Maritime Limited approximately $1.6 million, including approximately $1.3 million in commission payments, $0.3 million in management fees and $64,000 in other office expenses. In addition, Messrs. Royce, McNelis and Bayley partially own TBS Commercial Group Ltd. and Beacon Holding Ltd., to which in 2008 the Company paid approximately $14.6 million for commercial agency services and approximately $2.2 million in port agency fees.

9	2009 Proxy Statement

PROPOSALS TO BE VOTED ON

PROPOSAL ONE - ELECTION OF DIRECTORS

     The Nominating and Corporate Governance Committee of the Board has recommended, and the Board has nominated, eight individuals for election to the Board of Directors at the Meeting to serve on the Company’s Board of Directors until the next Annual General Meeting of Shareholders or until their successors are elected or appointed or their office is otherwise vacated. All of the director nominees are currently directors of TBS and have consented to serve if elected. If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose or the size of the Board will be reduced. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

     The Board of Directors recommends that you vote FOR each of the director nominees in Proposal One.

DIRECTOR NOMINEE INFORMATION

     Information regarding the business experience and certain other information as to each nominee for director is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and the following paragraphs has been furnished to us by the respective nominees. No director or nominee for election as director of the Company has a family relationship with any other director, nominee or executive officer of the Company.

Name	Age	Director Since
Joseph E. Royce, Chairman of the Board	64	1993
Gregg L. McNelis	53	2004
James W. Bayley	69	2007
John P. Cahill	50	2007
Randee E. Day	61	2001
William P. Harrington	51	2005
Peter S. Shaerf	54	2001
Alexander Smigelski	51	2007

     Joseph E. Royce

     Mr. Royce has been President, Chairman and a director since our inception, and Chief Executive Officer since March 2005. Since 1993, Mr. Royce has served as President of TBS Shipping Services Inc., a subsidiary of the Company that provides commercial and operational management, and he is responsible for supervising the vessels in our breakbulk, bulk and liner operations. In 2007, Mr. Royce became a director of Covenant House New York, the not-for-profit adolescent care agency. Between 1984 and early 1993, Mr. Royce was President of COTCO, a dry cargo pool of over 45 vessels. From 1973 to 1983, he was active as a shipbroker and independent ship operations manager involved in the shipment of various products worldwide.

     Gregg L. McNelis

     Mr. McNelis has served as a director since February 2004 and as Senior Executive Vice President and Chief Operating Officer since March 2005. Since 1993, Mr. McNelis has served as Executive Vice President of the Commercial Department at TBS Shipping Services Inc., for which he manages the chartering department, responsible for commercial employment of the fleet. He has worked with Mr. Royce for over 25 years, engaging in contract negotiations, time charters, voyage charters, and contracts of affreightment, and developing and controlling trade lanes. Mr. McNelis previously served as Vice President of COTCO. Mr. McNelis has over 30 years experience in the international shipping industry.

2009 Proxy Statement	10

     James W. Bayley

     Mr. Bayley was elected as a director in 2007, having previously served as a director from our inception until 2006, and has been Vice President since November 2001. Mr. Bayley is the owner and Managing Director of Globe Maritime Limited, a company that is well established in the London shipping market. Mr. Bayley is a member of the Baltic Exchange and holds the title of Fellow of the Institute of Chartered Shipbrokers.

     John P. Cahill

     Mr. Cahill became a director in June 2007. Mr. Cahill is counsel at Chadbourne & Parke LLP, a law firm in New York City that he joined in March 2007. Mr. Cahill also is Co-Founder and CEO of the Pataki-Cahill Group LLC, a specialized consulting firm in New York City that focuses on energy issues and asset privatization. He is an attorney with experience in both the private and public sectors. Mr. Cahill also serves as an appointed member of the New York State Commission on Investigations. From 2002 until 2006, Mr. Cahill served as the Secretary and Chief of Staff to the Governor of the State of New York, which is the highest ranking appointed official in New York State Government. Prior to this appointment, Mr. Cahill was Commissioner of the New York State Department of Environmental Conservation.

     Randee E. Day

     Ms. Day has served as a director and Chairperson of the Audit Committee since 2001. Beginning in 2004, Ms. Day has served as Managing Director and head of Maritime Investment Banking at the Seabury Transportation Holdings LLC., a New York-based advisory and investment bank specializing in the transportation industry. From 1985 until 2004, Ms. Day served as Chief Executive Officer and President of Day and Partners, Inc., a financial advisory and consulting firm to the maritime and cruise industries. Ms. Day became an independent director of Double Hull Tankers, Inc. (NYSE) in July 2005 and is the chairperson of its audit committee.

     William P. Harrington

     Mr. Harrington has served as a director since 2005 and is Chairperson of the Nominating and Corporate Governance Committee. Mr. Harrington is a partner and head of the litigation and toxic tort/complex litigation practice groups at Bleakley, Platt & Schmidt, LLP, a law firm in White Plains, New York. He is an experienced trial attorney who has represented Fortune 500 companies in criminal, commercial, environmental, real estate and employment discrimination matters. Mr. Harrington is a director of Community Mutual Savings Bank (NASDAQ).

     Peter S. Shaerf

     Mr. Shaerf has served as a director since 2001 and is Chairperson of the Compensation Committee. Mr. Shaerf is currently a partner at AMA Capital Partners LLC (formerly American Marine Advisors), a merchant banking firm exclusively focused on the maritime industry. From 2002 to April 2005, Mr. Shaerf was senior vice president of American Marine Advisors, Inc. From 1998 until April 2002, Mr. Shaerf was a managing director of Poseidon Capital Corp., an independent maritime consulting and investment company. From 1980 to 2002, he was a partner of The Commonwealth Group, a ship brokerage company that specializes in the dry cargo and liner shipping industry. Mr. Shaerf is a director of General Maritime Corporation (NYSE) and Seaspan Corporation (NYSE). Mr. Shaerf also is chairman of New York Maritime Inc. (NYMAR), a not-for-profit trade association formed to promote the New York maritime cluster.

     Alexander Smigelski

     Mr. Smigelski became a director in June 2007. Mr. Smigelski is a senior partner with Kings Point Capital Partners, a New York-based private equity firm investing in multiple strategies, since 2006 and is presently the CEO of its Restaurant Division. Mr. Smigelski previously had a 17-year career on Wall Street, primarily with Merrill Lynch. In addition, he is a Master Mariner and was the youngest captain in the Exxon fleet.

11	2009 Proxy Statement

PROPOSAL TWO - REAPPOINTMENT AND COMPENSATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     In accordance with the Companies Act 1981 of Bermuda and the Company’s Bye-laws, the Company’s shareholders have the authority to appoint the Company’s independent registered public accounting firm and to authorize the Board to set such firm’s fees. The Audit Committee and the Board recommend that shareholders reappoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to serve until the next Annual General Meeting of Shareholders and authorize our Board of Directors, acting through the Audit Committee, to set its fees. If, at the meeting, shareholders do not reappoint PricewaterhouseCoopers LLP, the Audit Committee and the Board of Directors will reconsider the selection of PricewaterhouseCoopers LLP and make a new proposal for an independent registered public accounting firm.

     A representative of PricewaterhouseCoopers LLP is expected to attend the Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders at the Meeting.

     The Board of Directors recommends that you vote FOR Proposal Two relating to the reappointment and compensation of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

     On behalf of the Board, the Audit Committee reviews the Company’s accounting and financial reporting processes, audits of the Company’s annual financial statements and internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States. The activities of the Audit Committee are not designed to supersede or alter those responsibilities. Moreover, the Committee’s role does not provide any particular assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

     In overseeing the preparation of the Company’s financial statements for the fiscal year ended December 31, 2008, the Audit Committee met with management and PricewaterhouseCoopers LLP to review and discuss all financial statements (including the Company’s audited financial statements), earnings releases and related SEC filings prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with PricewaterhouseCoopers LLP of the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

     The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. The Audit Committee also reviewed and discussed with PricewaterhouseCoopers LLP its audit and report on the Company’s internal control over financial reporting as of December 31, 2008. The Company published these reports in its Annual Report on Form 10-K for the year ended December 31, 2008, which the Company filed with the SEC on March 30, 2009.

     The Audit Committee, among other things, has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Committee approves all audit and non-audit services to be performed by the independent registered public accounting firm as set forth in the Audit and Non-Audit Services Pre-Approval Policy.

2009 Proxy Statement	12

     Based upon its reviews and discussions, the Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Randee E. Day, Chairperson
John P. Cahill
William P. Harrington
Alexander Smigelski

AUDITOR FEES

     Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in June 2005, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by the independent registered public accounting firm. The Policy sets forth the procedures and conditions for pre-approval of these services. The Audit Committee has pre-approved in accordance with its policy the engagement of the independent registered public accounting firm for services relating to the Company’s filings with the SEC and certain attest services.

     The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for audit and non-audit services rendered to the Company for the years ended December 31, 2008 and 2007. These fees are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each category is described following the table:

	2008	2007
Audit Fees	$1,187,500	$1,373,000
Audit-Related Fees	$-	$-
Tax Fees	$-	$-
All Other Fees	$-	$55,224
Total Fees	$1,187,500	$1,428,224

Audit Fees

     In 2008, Audit Fees included professional services rendered in connection with the audit of our annual consolidated financial statements for the year ended December 31, 2008, with a comfort letter provided in connection with an offering of our Class A common shares, the audit of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and reviews of our interim consolidated financial statements for the first, second and third quarters of 2008. In 2007, Audit Fees included professional services rendered in connection with the audit of our annual consolidated financial statements for the year ended December 31, 2007, with filing our registration statement on Form S-3 (including comfort letters), the audit of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and reviews of our interim consolidated financial statements for the first, second and third quarters of 2007.

All Other Fees

     In 2007, All Other Fees included accounting evaluation services unrelated to the audit.

13	2009 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

     This section describes our compensation strategy, programs and practices for the following named executive officers listed in the Summary Compensation Table that follows this discussion:

  Joseph E. Royce, President, Chief Executive Officer and Chairman

  Gregg L. McNelis, Senior Executive Vice President, Chief Operating Officer

  Lawrence A. Blatte, Senior Executive Vice President

  Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer

  Martin D. Levin, former Director - New Shipbuilding

Objectives and Philosophy of the TBS Compensation Program

     The Company is committed to the highest standards of ethics and integrity. We are committed to being responsive to our customers and to providing an environment of excellence for our employees to allow them to discharge their responsibilities in accordance with the highest standards prevalent in the industry. We strive to create an environment of mutual respect, encouragement and teamwork and one that rewards commitment and performance.

     Our compensation plan is designed to support our business goals and promote both short-term and long-term growth. More specifically, the goals of the TBS compensation plan are to:

  Attract, retain and motivate a high-caliber executive leadership team;

  Pay competitively and consistently within an appropriately defined market;

  Align executive compensation with shareholder interest; and

  Link pay to individual performance.

Implementing Compensation Objectives

Roles of the Compensation Committee, Management and the Compensation Consultant

     In accordance with its charter, the Compensation Committee of our Board of Directors (the “Committee”) reviews and determines the compensation of the Company’s executive officers and reviews with management the Company’s overall company compensation structure. The Committee is composed entirely of independent directors, as defined under applicable NASDAQ listing standards.

     In evaluating the performance and determining the compensation of the named executive officers other than our Chief Executive Officer (CEO), the Committee takes into account the recommendations of our CEO. However, the Committee has final authority with regard to such compensation decisions. The Committee makes decisions with respect to the CEO’s compensation in executive session.

     In late 2007, the Committee retained an executive compensation firm, Steven Hall & Partners (the “Consultant”), to assist with certain 2007 compensation matters (as discussed in last year’s Proxy Statement) and help establish 2008 base salaries for the named executive officers (except for Mr. Levin, whose 2008 base salary was recommended by management due to the fact that he joined the Company in July 2007). As described in more detail below, the Consultant gathered compensation survey data and presented this data to the Committee. The Consultant reported directly to the Committee and does not perform other services for the Company. The Consultant was not retained in connection with any other compensation decisions for 2008.

2009 Proxy Statement	14

Factors Considered in Determining 2008 Compensation

     Factors considered by the Committee in establishing compensation for the named executive officers have traditionally included (1) the Company’s financial performance, (2) compensation practices of other companies in the maritime industry, and (3) the individual performance of the named executive officers.

     In setting 2008 named executive officer compensation, the Committee considered the Company’s strong financial performance since its initial public offering and especially during 2008. However, since the end of 2008 there has been a dramatic decline in the global economy that has negatively impacted the dry cargo shipping industry. Moreover, the freezing of the credit markets and the virtual elimination of letters of credit (which are the traditional financing mechanism of global trade) have caused a significant decrease in the volume of cargo transported thereby affecting freight rates, vessel utilization and asset values.

     Accordingly, the Committee, in making certain compensation decisions at the end of 2008, took a pragmatic view of the Company going forward. The sudden change in the financial climate, the potential pressures on the Company’s balance sheet and the reduction in the Company’s liquidity position led the CEO to make several recommendations to the Committee regarding 2008 and 2009 compensation: (1) for 2008, that no annual bonuses or long-term equity compensation awards be made; and (2) for 2009, that all salaries be frozen at current levels. The Committee agreed and implemented both of these recommendations, recognizing the considerable leadership qualities shown by Mr. Royce, including his willingness to forgo increases to his own compensation. The Committee recognizes that the current financial environment is unusual and that actions such as those initiated by Mr. Royce are a clear example of the quality of leadership and the high level of support that Mr. Royce enjoys within the Company.

     Despite not awarding performance-based cash compensation, the Committee recognizes the outstanding individual performance of each named executive officer in 2008, including each executive’s ability to develop and maintain customer relationships, provide a level of service commensurate with the reputation of the Company, deliver a consistent level of performance that sets an industry standard and position the Company for future growth. More specifically:

  The Committee believes that Mr. Royce continued to perform an outstanding job of Company stewardship during 2008. Mr. Royce was adept at recognizing the vagaries of the shipping market and displaying significant skill in timing of vessel acquisitions and vessel utilization. He was responsible along with Mr. McNelis for generating significant increased revenue from existing customers and expanding the Company’s reach into new markets. The Company’s strong 2008 financial results are a testament to Mr. Royce’s leadership and the support he generates from within the Company. As previously stated, Mr. Royce has demonstrated exemplary leadership qualities.

  The Committee believes that Mr. McNelis served a critical role in maintaining the Company’s fleet operations, even as the fleet has grown significantly which has required much greater oversight. At the same time, utilization has remained high and vessel performance has excelled. Mr. McNelis and Mr. Royce form the backbone of the commercial team, and their work should be recognized when viewed in the light of the Company’s exceptional growth.

  The Committee believes that Mr. Blatte continued the stewardship of the Company’s newbuilding program and played a significant role in expanding the Company’s banking relationships.

  The Committee believes that Mr. Lepere performed outstanding in relation to his duties. Mr. Lepere worked on expanding the Company’s banking relationships, and at the same time he continued to deliver prompt and accurate reporting.

  The Committee believes that Mr. Levin has significant skills and expertise that enables the Company to maximize the benefits of the current construction program. Mr. Levin also spent significant time in China providing supervisory management for the newbuildings.
15	2009 Proxy Statement

Elements Used to Achieve Compensation Objectives

     For the year ended December 31, 2008, the principal components of compensation for the Company’s named executive officers were:

  Base salary;

  Annual performance-based cash bonus;

  Equity incentives; and

  Perquisites.

Base salary

     Base salary is the guaranteed element of a named executive officer’s annual cash compensation. The amount of base salary is intended to reward the named executive officer’s long-term performance and to reflect his respective skill set and the market value of his respective skill set.

     In December 2007, prior to the decline in the global economy, the Committee determined to increase the 2008 base salary for certain named executive officers, as described below:

  Mr. Royce, President, CEO, Chairman - $450,000

  Mr. McNelis, Senior Executive Vice President, COO - $400,000

  Mr. Blatte, Senior Executive Vice President - $400,000

  Mr. Lepere, Executive Vice President and CFO - $365,000

     As discussed above, in December 2007, the Committee hired the Consultant, which assisted it in establishing 2008 base salaries. The Consultant provided the Committee with data regarding base salary, total cash compensation (sum of base salary and annual bonus), long-term incentives and total remuneration (sum of total cash compensation and long-term incentives) at the following companies: Genco Shipping & Trading Ltd., Eagle Bulk Shipping Inc., Quintana Maritime Ltd., General Maritime Corporation, GulfMark Offshore, Inc., Horizon Lines Inc., Hornbeck Offshore Services, Inc., K-Sea Transportation Partners L.P. and U.S. Shipping Partners L.P. The data indicated that the compensation paid to the TBS named executive officers was below the median compensation paid by such companies. Accordingly, the Committee decided to increase 2008 base salaries 8.6% to 8.9% over 2007 levels to reflect the Committee’s view that salaries needed to be raised to maintain competitive levels within the maritime industry. The base salary for Mr. Levin, Director - New Shipbuilding Projects, remained at $200,000 in light of the fact that Mr. Levin joined the Company in July 2007.

     In late 2008, the Company cancelled contingent arrangements to build twelve Roymar Class 34,000 dwt multipurpose (MPP) vessels with retractable tweendecks, which were to be in addition to the six Roymar Class 34,000 dwt MPP tweendeckers being constructed for the Company in China. Mr. Levin’s responsibilities as Director - New Shipbuilding Projects subsequently diminished as a result of this cancellation. Consequently, Mr. Levin resigned from his position as the Company’s Director – New Shipbuilding Projects, effective November 5, 2008, but continues with the Company in a non-executive officer position as President of TBSI New Shipbuilding Corp., a wholly-owned subsidiary of the Company. The Company’s CEO determined in late 2008 to increase Mr. Levin’s base salary to $275,000, retroactive to July 1, 2008, to reflect increased demands that Mr. Levin travel to China to oversee the construction of the six Roymar Class 34,000 dwt MPP tweendeckers. The Compensation Committee ratified this salary increase.

Annual performance-based cash bonus

     Performance-based cash bonuses are designed to reward the named executive officers for their performance and their ability to position the Company in the global market place. The amount of the awards is driven by Company financial performance, individual performance and marketplace practices. The annual performance-based bonus is a significant portion of direct cash compensation (salary plus bonus) and, consistent with the objectives of our compensation program to align executive compensation with shareholder interest and link pay to individual performance, can vary significantly from year to year depending on the named executive officers’ performance and the Company’s performance.

2009 Proxy Statement	16

     As discussed above, despite the Company’s strong performance in 2008, in light of the change in financial climate and uncertainty in the global economic environment going forward into 2009, the Committee determined not to award any performance-based cash bonuses to the named executive officers for 2008.

Equity incentives

     The TBS International Limited 2005 Equity Incentive Plan (the “Plan”), approved by the Company’s shareholders, authorizes the Committee to grant share options, restricted shares, share units and other forms of equity incentives to employees, including the named executive officers. The Committee uses long-term equity compensation awards to retain employees, including named executive officers, because equity compensation subject to future vesting over the long term enhances their willingness and desire to stay with the Company and perform at a high level. The Company traditionally has used restricted shares and share units as its primary stock-based compensation vehicles, which provide value to the named executive officer only to the extent he remains employed by the Company through the vesting dates of the award.

     In April 2008, when the Company was experiencing strong profit levels, the Committee reevaluated Mr. Lepere’s compensation in light of compensation practices for executive officers with similar levels of responsibility in the maritime industry, based on the data provided by the Consultant discussed above. As a result, the Committee determined to award Mr. Lepere an additional 12,000 restricted shares in 2008, vesting in four equal annual installments beginning on March 1, 2009. Subsequently, in early 2009, because of the sudden change in global financial climate, the Committee decided not to grant equity-based compensation to the named executive officers for 2008 performance.

Perquisites

     Perquisites and other personal benefits are not a significant component of the total compensation package for the named executive officers. These benefits consist primarily of the payment of life insurance premiums for Messrs. Royce, Blatte and Lepere, long-term care insurance premiums for Messrs. Royce, McNelis and Levin, disability insurance premiums for Messrs. Royce and McNelis and an automobile allowance for Messrs. Royce, McNelis, Blatte and Lepere covering lease and insurance costs associated with an automobile selected by each named executive officer. The Committee believes these benefits are reasonable in amount, and the Committee considered them when determining each named executive officer’s overall compensation level.

Severance Plans and Employment Agreements

     We have no employment agreements with our named executive officers and have no obligation to pay severance or other enhanced benefits to named executive officers upon termination of their employment, except pursuant to equity compensation award agreements with Messrs. Lepere and Levin (the only named executive officers with outstanding awards), as described below under “Potential Payments Upon Termination or Change in Control.” The Committee amended Messrs. Lepere’s and Levin’s past award agreements (relating to awards granted prior to 2008) in April 2008 to provide for accelerated vesting in the event that their employment with the Company is terminated other than for Cause (including termination in connection with a Change in Control) or if the grantee voluntarily terminates his employment for Good Reason (as such terms are defined below). The Committee amended these award agreements to reflect the Committee’s prior intention to provide accelerated vesting benefits on involuntary termination of employment. In addition, the restricted shares granted to Mr. Lepere in June 2005 provide that the vesting of such shares would also continue following a Change in Control of the Company without regard to continued employment.

Equity Grant Policy

     In April 2008, the Compensation Committee approved amendments to its policy regarding its equity award grant practices (the “Policy”). The amended Policy provides that the grant date for awards of Company securities will be the date of Committee approval or, if such day is not a NASDAQ trading day, the next NASDAQ trading day. The Policy also provides that, if the Committee approves such awards by unanimous written resolution, the date of approval (and thus the grant date) will be the date that the last Committee member signs the resolution.

17	2009 Proxy Statement

Tax Considerations

     Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows corporate tax deductions for compensation in excess of $1 million paid to certain of the highest paid officers of the Company unless such compensation is deemed “performance-based” within the meaning of Section 162(m).

     The Committee does not believe that the provisions of Section 162(m) will limit the deductibility of compensation expected to be paid by the Company to these officers. The Committee will continue to evaluate the impact of this provision and take such actions as it deems appropriate, including the payment of compensation under circumstances where Section 162(m) may limit the deductibility of such compensation.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for reviewing, approving and overseeing the Company’s compensation plans and practices. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. Accordingly, based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Respectfully submitted,

Peter S. Shaerf, Chairperson
John P. Cahill
William P. Harrington
Alexander Smigelski

2009 Proxy Statement	18

SUMMARY COMPENSATION TABLE

				Stock	All Other
Name		Salary	Bonus	Awards	Compensation	Total
and Principal Position	Year	($)	($)	($) (1)	($) (2)	($)
Joseph E. Royce	2008	450,000	-	-	74,212	524,212
President, Chief Executive Officer, Chairman of the Board	2007	400,000	1,500,000	-	41,444	1,941,444
	2006	375,000	375,000	-	30,281	780,281

Gregg L. McNelis	2008	400,000	-	-	43,900	443,900
Senior Executive Vice President, Chief Operating Officer	2007	350,000	1,500,000	-	23,942	1,873,942
	2006	325,000	325,000	-	-	650,000

Lawrence A. Blatte	2008	400,000	-	-	28,695	428,695
Senior Executive Vice President	2007	350,000	1,500,000	-	16,188	1,866,188
	2006	325,000	325,000	-	19,909	669,909

Ferdinand V. Lepere	2008	365,000	-	324,365	18,446	707,811
Executive Vice President, Chief Financial Officer	2007	315,000	650,000	250,000	23,975	1,238,975
	2006	295,000	295,000	250,000	10,514	850,514

Martin D. Levin (3)	2008	237,500	-	233,925	28,200	499,625
Former Director – New Shipbuilding Projects	2007	99,187	125,000	95,303	-	319,490
	2006	-	-	-	-	-
____________________

(1)	The value reported for Stock Awards is the aggregate cost recognized in the Company’s financial statements for such awards for the fiscal year (which includes awards granted in prior years for which the Company recognized expense during 2008), determined in accordance with Financial Accounting Standard (“FAS”) No. 123(R), disregarding adjustments for forfeiture assumptions. The assumptions for making the valuation determinations are set forth in the footnote titled “Summary of Significant Accounting Policies” under the caption “Stock-Based Compensation” to our financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(2)	All Other Compensation for 2008 includes the following: Mr. Royce – $24,218 for life insurance, $34,812 for long-term care insurance and $14,424 for automobile-related reimbursements; Mr. McNelis – $30,771 for long-term care insurance and $12,000 for automobile-related reimbursements; Mr. Blatte – $28,695 for automobile-related reimbursements; Mr. Lepere – $6,300 for life insurance and $12,146 for automobile-related reimbursements; and Mr. Levin – $28,200 for long-term care insurance. Messrs. Royce and McNelis also received certain amounts for disability insurance.

(3)	Mr. Levin joined the Company in July 2007, and Salary for 2008 is based on his annual salary of $200,000 for the first half of 2008 and his annual salary of $275,000 for the second half of 2008. Martin D. Levin resigned from his position as the Company’s Director – New Shipbuilding Projects, effective November 5, 2008, but continues with the Company in his capacity as President of TBSI New Shipbuilding Corp., a wholly-owned subsidiary of the Company.

19	2009 Proxy Statement

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

     The following table provides information with respect to equity awards to the named executive officers during fiscal 2008. All such awards were made under the TBS International Limited 2005 Equity Incentive Plan.

		All Other	Grant Date
		Stock	Fair Value of
		Awards or	Stock and
	Grant	Units	Option Awards
Name	Date	(#) (1)	($)
Joseph E. Royce	-	-	-
Gregg L. McNelis	-	-	-
Lawrence A. Blatte	-	-	-
Ferdinand V. Lepere	4/8/2008	12,000	$406,920 (2)
Martin D. Levin	-	-	-
____________________

(1)	No shares, units or options were awarded to named executive officers, other than Mr. Lepere, during 2008. In April 2008, Mr. Lepere was awarded 12,000 restricted shares, vesting in four equal annual installments beginning on March 1, 2009.

(2)	This amount represents the full grant date fair value of the restricted shares awarded to Mr. Lepere.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

     The following table provides information with respect to outstanding equity awards held by the named executive officers as of December 31, 2008.

	Number of Shares	Market Value of
	or Units of Stock	Shares or Units of
	That Have Not	Stock That Have
	Vested	Not Vested
Name	(#)	($) (1)
Joseph E. Royce	-	-
Gregg L. McNelis	-	-
Lawrence A. Blatte	-	-
Ferdinand V. Lepere	37,000 (2)	$371,110
Martin D. Levin	10,000 (3)	$100,300
____________________

(1)	The market value is based on the closing price of the Company’s Class A common shares of $10.03 traded on the NASDAQ Global Select Market under the symbol “TBSI” on December 31, 2008.

(2)	Reflects unvested portion of Mr. Lepere’s restricted share awards. Of such shares, 25,000 shares vest on June 29, 2009, and 12,000 shares vest in four equal annual installments beginning on March 1, 2009.

(3)	Reflects unvested portion of Mr. Levin’s restricted share unit awards. Of such shares, 5,000 shares vest on each of November 28, 2009 and 2010.

2009 Proxy Statement	20

SHARES VESTED IN FISCAL YEAR 2008

       The following table shows information about restricted shares that vested during 2008.

Number of
Shares
	Acquired on	Value Realized on
	Vesting	Vesting
Name	(#)	($)
Joseph E. Royce	-	-
Gregg L. McNelis	-	-
Lawrence A. Blatte	-	-
Ferdinand V. Lepere (1)	25,000	$972,750
Martin D. Levin (2)	5,000	$23,500
____________________

(1)	Part of a 100,000 restricted share award made in June 2005 at the time of our initial public offering. The market value is based on $38.91, the closing price on June 27, 2008, of the Company’s Class A common shares, which are traded on the NASDAQ Global Select Market under the symbol “TBSI.”

(2)	Part of a 15,000 restricted share unit award made in June 2007. The market value is based on $4.70, the closing price on November 28, 2008, of the Company’s Class A common shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     As discussed in the Compensation Discussion and Analysis, the Company has no employment agreements with our named executive officers and has no obligation to pay severance or other benefits to named executive officers upon termination of their employment, except in connection with Mr. Lepere’s unvested restricted shares and Mr. Levin’s unvested restricted share units granted under the 2005 Plan as described below.

     Mr. Lepere has 25,000 unvested restricted shares that will vest in June 2009 and 12,000 unvested restricted shares that will vest in four equal annual installments beginning in March 2009. Mr. Levin has 10,000 unvested restricted share units granted under the 2005 Plan that will vest in equal annual installments in November 2009 and 2010. Messrs. Lepere and Levin’s award agreements provide that these awards will vest automatically if the grantee’s employment is terminated other than for Cause (including following a Change in Control) or, except for Mr. Lepere’s grant of 12,000 restricted shares, if the grantee voluntarily terminates his employment for Good Reason. In addition, Mr. Lepere’s award agreement for the 25,000 unvested restricted shares provides that these shares will continue to vest following a Change in Control of the Company (regardless of whether Mr. Lepere’s employment is terminated).

     Assuming that a termination of employment other than for Cause occurred on December 31, 2008, the value of this accelerated vesting would have been: for Mr. Lepere, $371,110, and for Mr. Levin, $100,300. Assuming that a resignation for Good Reason occurred on December 31, 2008, the value of this accelerated vesting would have been: for Mr. Lepere, $371,110, and for Mr. Levin, $100,300. Assuming that a Change of Control occurred on December 31, 2008, the value of this continued vesting would have been $250,750 for Mr. Lepere. These amounts reflect the intrinsic value of these awards (that is, the value based upon the closing price of the Company’s Class A common shares of $10.03 traded on the NASDAQ Global Select Market on that date, multiplied by the number of shares underlying the relevant portion of the award).

     For purposes of the 2005 Plan,

  “Cause” generally means: (1) any act or omission that constitutes a material breach by the participant of any agreement with the Company; (2) the willful and continued failure or refusal of the participant substantially to perform the duties required of him or her as a Company employee or performance significantly below the level required or expected of the participant, as determined by the Committee; (3) any willful violation of any federal or state law or regulation applicable to the Company’s business or the participant’s commission of any felony or other crime involving moral turpitude, or any willful perpetration by the participant of a common law fraud; or (4) any other misconduct by the participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.
21	2009 Proxy Statement

  “Change in Control” generally means: (1) the sale or disposition of all or substantially all of the Company’s assets to any person or group other than the holders of the common shares immediately prior to the initial public offering or any of their respective affiliates, or (2) if any person or group (in each case, other than the holders of the common shares immediately prior to the initial public offering or any of their respective affiliates) is or becomes the beneficial owner of more than 50% of the total voting power of the voting shares of the Company, including by way of merger, amalgamation, consolidation or otherwise.

  “Good Reason” generally means a failure by the Company, its affiliates and its subsidiaries to pay material compensation due and payable to the participant in connection with his employment.
2009 Proxy Statement	22

SHARE OWNERSHIP

     On April 28, 2009, TBS had issued and outstanding 17,519,496 Class A common shares, each of which entitles the holder to one vote, and 12,390,461 Class B common shares, each of which entitles the holder to one-half of a vote. Subject to the Bye-laws of the Company, the holders of Class A common shares may convert their Class A common shares into Class B common shares, and the holders of Class B common shares may convert their Class B common shares into Class A common shares, at any time. Moreover, the Class B common shares will automatically convert into Class A common shares upon transfer to any person other than another holder of Class B common shares, as long as the conversion does not cause TBS to become a controlled foreign corporation or if the Class A common shares cease to be regularly traded on an established securities market for purposes of Section 883 of the Internal Revenue Code. Ownership in the tables below consists of sole voting and investment power, except as indicated in the notes below and except to the extent shared with the person’s spouse.

SECURITY OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES AND MANAGEMENT

     The following table provides certain information, as of April 28, 2009, as to the beneficial ownership of the Class A and Class B common shares of TBS for (a) each director and director nominee, (b) each named executive officer identified in the Summary Compensation Table under “Executive Compensation” and (c) the directors and executive officers of TBS as a group. The executive officers, directors, and director nominees of TBS directly and beneficially own 44.0% of the collective issued and outstanding Class A and Class B common shares of the Company. The executive officers, directors and director nominees of TBS directly and beneficially have sole or shared voting power of 36.0% of the total voting power of TBS’s issued and outstanding Class A and Class B common shares.

	Common Shares Beneficially Owned by Directors,
	Director Nominees and Management
Name	Class A (1)%		Class B	%
Joseph E. Royce (2)	3,035,122	17.3%	6,125,089	49.4%
Gregg L. McNelis (3)	357,574	2.0	1,935,153	15.6
Lawrence A. Blatte (4)	50,413	*	388,899	3.1
Ferdinand V. Lepere (5)	43,000	*	-	-
James W. Bayley (6)	392,939	2.2	796,268	6.4
Randee E. Day (7)	8,500	*	-	-
Peter S. Shaerf (7)	8,500	*	-	-
William P. Harrington (7)	8,500	*	-	-
John P. Cahill (7)	5,000	*	-	-
Alexander Smigelski (7)	5,000	*	-	-
Martin D. Levin (8)	5,000	*	-	-
All executive officers, directors and director
nominees as a group (11 persons): (5)	3,919,548	22.4%	9,245,409	74.6%
____________________

*	Less than one-percent.

(1)	Class A common shares beneficially owned does not include Class A common shares that may be acquired upon conversion of Class B common shares. Class B common shares currently are convertible into Class A common shares on a one-for-one basis at any time and have no expiration date.

(2)	Common shares beneficially owned include 1,485,702 Class B common shares held by Mr. Royce, 142,706 Class A and 1,107,322 Class B common shares held by Mr. Royce’s spouse, Elaine Royce, 1,030,057 Class B common shares held by the Joseph E. Royce 2006 Qualified Grantor Retained Annuity Trust (GRAT), 1,408,436 Class B common shares held by the Elaine M. Royce 2006 Qualified GRAT, 1,446,208 Class A and 546,786 Class B common shares held by the Joseph E. Royce 2005 Irrevocable Trust, 1,446,208 Class A and 546,786 Class B common shares held by the Elaine Royce 2005 Irrevocable Trust. Mr. Royce and Ms. Royce share voting and investment power over the shares beneficially owned by Ms. Royce, the Elaine M. Royce 2006 Qualified GRAT and the Elaine Royce 2005 Irrevocable Trust. The address for Mr. Royce is care of TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

23	2009 Proxy Statement

(3)	Includes 710 Class A and 785,593 Class B common shares held by Mr. McNelis, 76,440 Class B common shares held by Mr. McNelis’s spouse, Susanne McNelis, 178,432 Class A and 243,267 Class B common shares held by the Gregg L. McNelis 2005 Irrevocable Trust and 178,432 Class A and 243,267 Class B common shares held by the Susanne E. McNelis 2005 Irrevocable Trust, 293,293 Class B common shares held by the Gregg L. McNelis 2006 Qualified GRAT and 293,293 Class B common shares held by the Susanne E. McNelis 2006 Qualified GRAT. Mr. McNelis is trustee of the Gregg McNelis GRAT and has voting and investment power over the shares it owns. Mrs. McNelis is trustee of the Susanne McNelis GRAT, and she and Mr. McNelis share voting and investment power over the shares it owns. Mr. McNelis and Ms. McNelis share voting and investment power over the shares beneficially owned by Ms. McNelis, the Susanne E. McNelis 2005 Irrevocable Trust and the Susanne E. McNelis 2006 Qualified GRAT. The address for Mr. McNelis is care of TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

(4)	Includes 50,206 Class A and 118,970 Class B common shares held by Mr. Blatte, 207 Class A and 93,638 Class B common shares held by Mr. Blatte’s spouse, Barbara Blatte, 74,980 Class B common shares held by the Lawrence A. Blatte 2006 Qualified GRAT and 101,311 Class B common shares held by the Barbara H. Blatte 2006 Qualified GRAT. Mr. Blatte is trustee of the Lawrence Blatte GRAT, and Mrs. Blatte is trustee of the Barbara Blatte GRAT. Each has sole voting and investment power over the shares each indirectly owns. The address for Mr. Blatte is 198 Harbor View North, Lawrence, NY 11559.

(5)	Excludes 25,000 Class A common shares granted to Mr. Lepere in 2005 pursuant to the 2005 Plan and vesting in June 2009 and excludes 9,000 Class A common shares granted to Mr. Lepere in 2008 and vesting in equal installments on March 1, 2010, March 1, 2011 and March 1, 2012.

(6)	Includes 392,939 Class A and 796,268 Class B common shares held by Standcrown Limited. Mr. Bayley is the beneficial owner of Standcrown and has voting and investment power over the shares it owns. The address for Mr. Bayley and Standcrown is care of Globe Maritime Limited, 5th Floor, St. Magnus House, 3 Lower Thames Street, London EC3R 6HE, United Kingdom.

(7)	Includes 2,500 restricted Class A common shares issued to each non-employee director that will vest at the 2009 Annual General Meeting.

(8)	Excludes 10,000 restricted share unit awards granted to Mr. Levin in June 2007 and vesting in equal installments on November 28, 2009 and November 28, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the Company’s knowledge, the following individuals and institutions were beneficial owners of 5% or more of the outstanding common shares on December 31, 2008, unless otherwise noted.

	Common Shares Beneficially Owned
Name	Class A (1)%		Class B	%
The Vanguard Group, Inc. (2)	1,673,136	9.6	-	-
Elaine M. Royce (3)	1,588,914	9.1	3,062,544	24.7
Vanguard Horizon Funds – Vanguard Strategic
Equity Fund (4)	1,238,603	7.1	-	-
Treetops Holdings, LLC (5)	684,890	3.9	1,327,200	10.7
Alkis N. Meimaris (6)	210,200	1.2	609,888	4.9
____________________

(1)	Class A common shares beneficially owned does not include Class A common shares that may be acquired upon conversion of Class B common shares. Class B common shares currently are convertible into Class A common shares on a one-for-one basis at any time and have no expiration date.

(2)	Based on information contained in a Schedule 13G/A filed on February 13, 2009, by The Vanguard Group, Inc. (“Vanguard”), Vanguard has sole voting power relative to 13,602 Class A common shares and sole dispositive power relative to 1,673,136 Class A common shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

2009 Proxy Statement	24

(3)	Based on information contained in a Schedule 13G/A filed on February 17, 2009, by Elaine M. Royce, as well as information provided to the Company by Mrs. Royce. Mrs. Royce shares voting power and dispositive power with her husband, Mr. Joseph E. Royce, and these shares are shown as beneficially owned by Mr. Royce under “Security Ownership of Directors, Director Nominees and Management.” Common shares beneficially owned include 1,107,322 Class B common shares held directly by Mrs. Royce, 1,408,436 Class B common shares held by the Elaine M. Royce 2006 Qualified GRAT, and 1,446,208 Class A and 546,786 Class B common shares held by the Elaine Royce 2005 Irrevocable Trust. The address for Mrs. Royce is c/o Joseph E. Royce, 612 East Grassy Sprain Road, Yonkers, NY 10710.

(4)	Based on information contained in a Schedule 13G/A filed on February 13, 2009, by Vanguard Horizon Funds – Vanguard Strategic Equity Fund (“Vanguard Funds”), Vanguard Funds has sole voting power relative to 1,238,603 Class A common shares. The address for Vanguard Funds is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)	Based on information contained in the Schedule 13G filed on February 14, 2006, by Treetops Holdings LLC (“Treetops”) and Tara C. DeMakes, as manager of Treetops. Treetops is jointly owned by The Jeanine Royce 1997 Trust and The Laura Royce 1997 Trust. The trustee for each of the Royce Trusts is Deutsche Bank Trust Company Delaware. Deutsche Bank Trust Company Delaware has voting and investment control over the shares indirectly owned by the Royce Trusts. Ms. DeMakes disclaims beneficial ownership of the shares held by Treetops. The address for Treetops is care of Tara C. DeMakes, 612 East Grassy Sprain Road, Yonkers, NY 10710.

(6)	Based on information contained in a Schedule 13G/A filed on February 13, 2009, by Alkis N. Meimaris, as well as information provided to the Company by Mr. Meimaris. Mr. Meimaris has sole voting power and sole dispositive power relative to his 210,200 Class A common shares and 609,888 Class B common shares. The address for Mr. Meimaris is 9708 Erica Court, Boca Raton, FL 33496.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

     Based on a review of documents in the Company’s possession, and on written representations from the Company’s officers and directors, we believe that during fiscal year 2008, all persons filed on a timely basis all reports required by Section 16(a) of Exchange Act, with the exception of a late Form 3 filed by Treetops Holdings, LLC, a greater than five percent beneficial owner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PERSON TRANSACTIONS

     The Compensation Committee of the Board is responsible for the review, approval or ratification of related person transactions between the Company and related persons. Under the SEC’s rules, a related person is anyone who is or has been a director, director nominee, executive officer or greater-than-five percent shareholder of the Company since the beginning of the last fiscal year and his or her immediate family members. Each of these related person transactions, as further described below, is subject to, and has been reviewed by and approved or ratified by, the Compensation Committee under the written policy described below.

     Messrs. James W. Bayley, Vice President and director, Lawrence A. Blatte, Senior Executive Vice President, Gregg L. McNelis, Senior Executive Vice President, Chief Operating Officer and director, and Joseph E. Royce, our Chairman and Chief Executive Officer, are collectively the beneficial owners of approximately 43.7% of our issued and outstanding common shares and hold 35.7% of the voting power of our shares, as of March 31, 2009. Each of these individuals is also a principal of and, together with Alkis N. Meimaris who retired from the Company effective January 1, 2006, control TBS Commercial Group Ltd. (“TBS Commercial Group”) and Beacon Holdings Ltd. (“Beacon”). Messrs. Bayley, Blatte, McNelis, Meimaris and Royce own 36%, 9%, 15%, 9%, and 31%, respectively of each of TBS Commercial Group and Beacon. We have established long-term commercial and operational relationships with other commercial agency service companies that are located in various overseas ports in which we conduct our business. The majority of these companies are wholly- or partly-owned direct or

25	2009 Proxy Statement

indirect subsidiaries of either TBS Commercial Group or Beacon. We believe that the transactions described below are on terms no less favorable than those that could be obtained pursuant to arm’s-length negotiations with independent third parties. Under the arrangements with these commercial agents, we generally pay a commission on freight revenue booked by the agent, which commission is based upon market rates, and on certain freights where they attend to the receivers of the cargo. Under the arrangements with the ship agents, we pay port agency fees to the agents for attending vessels while in port, which fees also are based on market rates for such services. From January 1, 2008 through March 31, 2009, we paid TBS Commercial Group and Beacon approximately $16.0 million for commercial agency services and approximately $2.7 million in port agency fees.

     Globe Maritime Limited, owned by James W. Bayley, Vice President and director, and for which he serves as Managing Director, occasionally acts as a broker for chartering and vessel sales and purchases, which commissions are based upon market rates. From January 1, 2008 through March 31, 2009, we paid Globe Maritime Limited $1.6 million, including $1.3 million in commission payments, $0.3 million in management fees and $64,000 in other office expenses.

     The Company performs all of its operational functions through two subsidiary management companies: Roymar Ship Management, Inc. (“Roymar”) provides technical ship management (obtaining crews, coordinating maintenance and repairs, drydocking, etc.) and TBS Shipping Services provides commercial and operational management including arranging insurance, claims processing, general administrative services and port agent services. Roymar and TBS Shipping Services maintain an office in Yonkers, New York that is leased from Joseph E. Royce, our Chairman and Chief Executive Officer. From January 1, 2008 through March 31, 2009, we made payments to Mr. Royce under this lease of $300,000. On January 5, 2009, TBS Shipping Services renegotiated its lease with Mr. Royce regarding this property. The new lease provides for monthly rent of $20,000 with a one-year term and five renewal option periods of one year each.

POLICY ON TRANSACTIONS AND ARRANGEMENTS WITH RELATED PERSONS

     The Company has adopted a written policy for approval of transactions, arrangements and relationships between the Company and the Company’s directors, director nominees, executive officers, greater-than-five percent shareholders, and their immediate family members where the amount involved exceeds $100,000. The policy also includes the approval of transactions and arrangements between the Company and entities owned or controlled by the Company’s executive officers and directors, including any affiliated service companies, regardless of the amount.

     The policy provides that the Compensation Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Compensation Committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under similar circumstances and the extent of the related person’s interest in the transaction.

     The Compensation Committee has considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the Audit Committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

  executive officers’ compensation that is subject to required proxy statement disclosure and Compensation Committee approval;

  director compensation that is subject to required proxy statement disclosure;

  employment and compensation relationships that are subject to Compensation Committee or other specified internal management approvals and that, in the case of executive officers, are subject to required proxy statement disclosure;

  certain transactions with other companies and certain charitable contributions that do not exceed the greater of $200,000 or 5% of the other company’s or non-profit organization’s total annual receipts;

  transactions where all shareholders receive proportional benefit; and

  transactions involving banking related services.
2009 Proxy Statement	26

OTHER MATTERS

     Management knows of no other matters that will be brought before the Meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS

     The Company’s Annual Report to Shareholders for the year ended December 31, 2008 accompanies this Proxy Statement. TBS will provide to any shareholder, upon written request and without charge, a copy of the Company’s most recent Annual Report on Form 10-K, including the financial statements, as filed with the SEC. All requests for such reports should be directed to Investor Relations, Capital Link, Inc. 230 Park Avenue, Suite 1536, New York, NY 10169, Tel: (212) 661-7566, E-mail: tbs@capitallink.com. In accordance with Section 84 of the Companies Act 1981 of Bermuda, the Company’s audited financial statements for the fiscal year ended December 31, 2008, will be laid before the Meeting.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS

     In accordance with Rule 14a-8 of the Exchange Act, proposals of TBS’s shareholders intended to be presented for consideration at the 2010 Annual General Meeting of Shareholders must be received by the Company no later than the close of business on January 5, 2010, in order to be included in the proxy statement and form of proxy of the Company relating to that meeting. Such proposals should be sent to TBS International Limited, Commerce Building, Chancery Lane, Hamilton HM 12, Bermuda. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC, and must be a proper subject for shareholder action under Bermuda law.

     In addition, the Company’s Bye-Laws provide notice procedures for shareholders to propose persons for election to the Board, without seeking to have the proposal included in TBS’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. If a shareholder desires to propose a candidate for election to the Board of Directors at the 2010 Annual General Meeting of Shareholders, we must receive notice from the shareholder no later than May 23, 2010, or not less than 10 days prior to the 2010 Annual General Meeting of Shareholders, whichever deadline occurs earlier. Proposals of candidates for election to the Board also must satisfy other requirements set forth in the Bye-Laws. Please deliver any such proposal to TBS International Ltd., Commerce Building, Chancery Lane, Hamilton HM 12, Bermuda, with a copy to our subsidiary at TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

     Shareholders also may submit proposals on matters appropriate for shareholder action at the 2010 Annual General Meeting of Shareholders in accordance with Sections 79 and 80 of the Companies Act 1981 of Bermuda. To properly submit such a proposal, either at least 100 shareholders or any number of shareholders who represent at least 5% of the voting rights of our voting shares must notify us in writing of their intent to submit a proposal. In accordance with Bermuda law, any such shareholder proposal must generally be received by us no later than six weeks prior to the annual general meeting date in order to be circulated to shareholders by us. These requirements are separate from and in addition to the other requirements a shareholder must meet to have a proposal included in our proxy materials. Please deliver any such proposal to TBS International Ltd., Commerce Building, Chancery Lane, Hamilton HM 12, Bermuda, with a copy to our subsidiary at TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

By order of the Board of Directors

/s/ J. E. Faries
J. E. FARIES
Corporate Secretary

May 5, 2009
Hamilton, Bermuda

27	2009 Proxy Statement

TBS INTERNATIONAL LIMITED 612 EAST GRASSY SPRAIN ROAD YONKERS, NY 10710
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TBS International Limited, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M14213-P79013	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TBS INTERNATIONAL LIMITED

The Board of Directors recommends a vote FOR each of these director nominees.

PROPOSAL 1.	Election of 8 directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).

Nominees:		For	Against	Abstain

1a.	Joseph E. Royce	☐	☐	☐

1b.	Gregg L. McNelis	☐	☐	☐

1c.	James W. Bayley	☐	☐	☐

1d.	John P. Cahill	☐	☐	☐

1e.	Randee E. Day	☐	☐	☐

1f.	William P. Harrington	☐	☐	☐

1g.	Peter S. Shaerf	☐	☐	☐

1h.	Alexander Smigelski	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

The Board of Directors recommends a vote FOR Proposal 2.		For	Against	Abstain

PROPOSAL 2.	Reappointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm until the next Annual General Meeting and the authorization of the Board, acting through the Audit Committee, to determine the independent registered public accounting firm's fees.	☐	☐	☐

Please mark, sign, date and return in the enclosed envelope.

Note:	Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Anual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M14214-P79013

TBS INTERNATIONAL LIMITED
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 22, 2009

This proxy is solicited on behalf of the Board of Directors.

     The undersigned, being a Member of TBS International Limited (the "Company"), hereby appoints JOSEPH E. ROYCE and GREGG L. MCNELIS, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the Class A common shares and Class B common shares of the Company held in the name of the undersigned at the Annual General Meeting of Shareholders to be held at the law offices of Bleakley Platt & Schmidt, L.L.P., One North Lexington Avenue, White Plains, New York 10601, on Monday, June 22, 2009, at 10:00 a.m., Eastern Time, and any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, upon the matters set forth in the Notice of such meeting and as indicated in the following sentence.

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE EIGHT NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, "FOR" PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2009 ANNUAL GENERAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)